Exhibit 3.1.25

ARTICLES OF INCORPORATION

OF

EQUINOX WEST HOLLYWOOD, INC.

FIRST:                    The name of the corporation is Equinox West Hollywood, Inc. (“the Corporation”).

SECOND:               The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the GENERAL CORPORATION LAW of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

THIRD:                  The name in the State of California of this corporation’s initial agent for service of process is:  GKL CORPORATE/SEARCH, INC.

FOURTH:              This Corporation is authorized to issue only one class of shares of stock; and the total number of shares which the corporation is authorized to issue is 200 shares/no par value.

IN WITNESS WHEREOF, this certificate has been subscribed this 21st day of February, 2002, by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

/s/ Jeffrey M. Weinhaus

Jeffrey M. Weinhaus
Sole Incorporator
Rosen Weinhaus LLP
40 Wall Street, 32nd Floor
New York, New York 10005